Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167016 and 333-122934 on Form S-8 of our reports dated March 6, 2017, relating to the financial statements of WEX Inc., and the effectiveness of WEX Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of WEX Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 6, 2017